EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PECO II, Inc:

We consent to the incorporation by reference in the registration statements (No. 333-46246 and 333-48690) on Form S-8 of PECO II, Inc. of our report dated March 30, 2005, with respect to the consolidated balance sheet of PECO II, Inc. as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of PECO II, Inc.

/s/ KPMG LLP

Columbus, OH

March 24, 2006